                               EXHIBIT 10.4

                                 AGREEMENT


          THIS AGREEMENT ("Agreement") is made as of January 1, 1997 (the "Agreement"), by and between DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC., a South Dakota cooperative association (the "Corporation"), and CRAIG A. ANDERSON ("Employee").

          Employee currently serves as the Executive Vice-President-Marketing and Chief Financial Officer of the Corporation. To provide Employee certain financial and job security as an inducement to securing the continued services and employment of Employee, the Board of Directors of the Corporation believes the interests of the Corporation are best served by entering into this Agreement with Employee.

          ACCORDINGLY, the parties agree as follows:


     SECTION 1. EMPLOYMENT AND DUTIES. The Corporation hereby employs Employee, and Employee hereby accepts employment, on the terms and subject to the conditions set forth in this Agreement. Employee shall be employed as an executive officer of the Corporation. If by reason of a consolidation, merger, combination or other reorganization of the Corporation the business of the Corporation is continued under another corporate entity, Employee shall be employed in substantially the same capacity with that other entity with the same authority and responsibility as he enjoyed at the time of the transaction. During the period of his employment by the Corporation, Employee shall devote substantially his entire business time and energy to the business and affairs of the Corporation and shall use his reasonable best efforts to perform his duties as an executive officer of the Corporation.

     SECTION 2. EFFECTIVE DATE AND TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall begin on January 1, 1997 (the "Effective Date") and continue until the Expiration Date, unless terminated earlier pursuant to Section 4 of this Agreement. The initial Expiration Date shall be the third anniversary of the Effective Date, provided, however, that:

          (a) On each anniversary of the Effective Date, the Expiration Date shall automatically be extended one (1) year, to restore the unexpired term to three (3) years, unless either the Corporation or the Employee shall notify the other in writing, not less than 30 days before such anniversary date, that it or he does not choose to further extend the term of Employment under this Agreement. Once such notice is given, Employee's Employment under this Agreement shall continue until the Expiration Date (subject to Section 4), but there shall be no further extensions of the Expiration Date, except under Subparagraph 2(b) below or by written agreement of the parties.

          (b) If a Change in Control (as defined in Section 6 of this Agreement) occurs before the initial or any extended Expiration Date, the Expiration Date shall be automatically extended until the end of the thirty-sixth (36th) month following that in which the Change of Control occurs, if the Employee is still employed on the date of the Change in Control or if the Corporation, in contemplation of a Change in Control, has terminated the Employee's Employment or taken actions constituting "Good Reason" (under Section 4(d)).

     SECTION 3. COMPENSATION. In consideration for his services, Employee shall be paid a monthly salary, annual bonuses and other fringe benefits during his Employment under this Agreement, as determined from time to time by the Board of Directors, but in at least the following minimum amounts.

          (a) Employee's salary shall be at least $100,000 per year, less normal withholding. The Board of Directors shall consider Employee for a salary increase annually, but shall not be required to increase Employee's salary.

          (b) Employee shall be entitled to an Annual Bonus in the amount provided in Appendix A to this Agreement, less normal withholding.

          (c) Employee shall be entitled to the normal fringe benefits provided to the Corporation's salaried employees, and shall be entitled at a minimum to comprehensive employee and dependent health coverage and to short- and long-term disability coverage.

          (d) Employee shall be entitled to 25 days' vacation leave with pay continuation each year.

          (e) Employee shall be entitled to reimbursement for all reasonable business and travel expenses (including transportation, lodging, meals, entertainment and other incidental expenses) related to his activities for the benefit of the Corporation, including but not limited to professional licensing and professional and business organization or association fees and dues, expenses incurred in attending professional association and business functions and meetings, and seminar or other educational activities. Mileage shall be paid at the Internal Revenue Service (IRS) rate for all business miles driven; no mileage shall be paid, however, for normal home to office commuting.

     SECTION 4.  TERMINATION.

          (a) DEATH. If Employee, while in the employ of the Corporation, dies before the Expiration Date, the Corporation shall continue to pay compensation at the rate then in effect pursuant to Section 3 above until the end of the third month following the date of death, after which no further compensation will be paid except for any vested benefits accrued under Appendix A or under the terms of any fringe benefit programs.

          (b) DISABILITY. If Employee is unable to substantially perform the duties described in Section 1 above for a period of nine (9) successive months by reason of illness or other similar incapacity or disability, Employee's Employment under this Agreement may be terminated as of the end of any calendar month following the 9-month period (i) by the Corporation based upon a determination that Employee is disabled and by notice in writing to that effect to Employee, or
     (ii) by Employee by his resignation in writing to the Corporation.
     Any determination as to whether Employee is disabled shall be made by a licensed physician selected by agreement of the Corporation and Employee or, if they cannot agree upon a physician, then by a majority of a panel of three (3) licensed physicians, one selected by the Corporation, one selected by Employee, and the third selected by the first two. If Employee's Employment under this Agreement is terminated pursuant to this Subsection 4(b), the Corporation shall continue to pay compensation at the rate then in effect pursuant to
     Section 3 above until the end of the month following the date of termination, after which no further compensation will be paid except for any vested benefits accrued under Appendix A or under the terms of any fringe benefit programs.

          (c) TERMINATION FOR CAUSE. The Corporation shall have the right to terminate Employee's employment for "Cause." For purposes of this Agreement, "Cause" shall be limited to (i) the willful and continued failure by Employee to substantially perform the duties described in
     Section 1 above (other than any failure resulting from an illness or other similar incapacity or disability), after a demand for substantial performance is delivered to Employee on behalf of the Board of Directors of the Corporation that specifically identifies the manner in which it is alleged that Employee has not substantially performed his duties, or (ii) the willful engaging by Employee in misconduct that is materially injurious to the Corporation, monetarily or otherwise. For purposes of this subsection, no act or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interests of the Corporation. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there has been delivered to him a copy of a notice of termination on behalf of the Board of Directors of the Corporation after reasonable notice to him and an opportunity for him, together with counsel, to be heard before the board, finding that in the reasonable opinion of at least two-thirds (2/3) of the entire Board of Directors, Employee was guilty of conduct set forth above in clauses (i) or (ii) of the second sentence of this Subsection 4(c) and describing the board's findings in detail. If the Employee's Employment is terminated under this Subsection 4(c), no further compensation will be paid, except for salary accrued through the date of termination and any vested benefits accrued under the terms of any fringe benefit program.

          (d) TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee shall have the right to terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean:

               (i) without Employee's express written consent, the assignment to Employee of any duties inconsistent with Employee's present positions, responsibilities and status with the Corporation or a change in Employee's reporting responsibilities, titles or offices as presently in effect, or any removal of Employee from or any failure to reelect Employee to any of those positions, except in connection with the termination of Employee's employment by the Corporation due to the death of Employee, the disability of Employee as determined under Subsection 4(b) above, or Cause as determined under Subsection 4(c) above, or by Employee other than for Good Reason;

               (ii) any material breach by the Corporation of this Agreement or any other agreement between the Employee and the Corporation;

               (iii) the relocation of the Corporation's principal executive offices to a location outside a 60-mile radius from Irene, South Dakota, or the Corporation's requiring Employee to be based anywhere other than the Corporation's principal executive offices except for required travel on the Corporation's business to an extent substantially consistent with Employee's present business travel obligations; or

               (iv) the failure of the Corporation to obtain the agreement of any successor to assume and perform this Agreement as contemplated in Section 9 below.

          Provided, however, that Employee shall not be entitled to terminate his Employment for Good Reason under this Section 4(d) unless the Employee has first given the Corporation written notice of the occurrence constituting "Good Reason" and the Corporation has failed to remedy such occurrence within a reasonable time not to exceed ten (10) days. If Employee terminates his Employment under this Agreement for Good Reason, Employee will be entitled to Severance Pay as provided under Section 5.

          (e) TERMINATION BY NOTICE. The Corporation and Employee shall each have the right to terminate their employment relationship for reasons other than those provided in this Section 4 by giving thirty
     (30) days' written notice to the other party specifying the date of termination; provided, however, that if the Corporation terminates Employee's employment other than as allowed under Subsection 4(a), (b) or (c) above, the Corporation will pay Employee Severance Pay as provided in Section 5 below.

          Termination of Employee's employment shall not affect Employee's rights under Sections 7 and 8 of this Agreement.

     SECTION 5. SEVERANCE PAY. If Employee's Employment under this Agreement is terminated by the Corporation before the Expiration Date other than as provided under Subsection 4(a), (b) or (c) above, or if Employee's Employment under this Agreement is terminated by Employee before the Expiration Date for "Good Reason" under Subsection 4(d) above, the Employee shall be entitled to receive Severance Pay for the "Compensation Period," defined as the period beginning on the employment termination date and ending on the Expiration Date. "Severance Pay" means the following:

          (a) monthly severance payments that shall continue for the term of the Compensation Period. The amount of each monthly payment shall be equal to:

               (i) one-twelfth (1/12th) of Employee's annual salary for the last full month immediately preceding his termination plus;

               (ii) one-twelfth (1/12) of Employee's Annual Bonus for the year immediately preceding that in which the termination occurs, adjusted upward at each year end during the Compensation Period if the actual Annual Bonus would be greater than such monthly payments in lieu of bonus.

          If the termination of Employment entitling Employee to Severance Pay occurs after a Change in Control (as defined in Section 6), or if the Corporation fails to timely pay any Severance Pay, then instead of monthly payments under (i) and (ii) above, the Corporation shall immediately pay Employee the sum of all of such monthly payments for the entire Compensation Period, in one lump sum).

          (b)  reasonable outplacement services selected by Employee;

          (c) during the Compensation Period, the Corporation shall maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately before the date of termination. If Employee's participation in any plan is barred or otherwise prevented, the Corporation shall provide Employee with benefits substantially similar to and not less favorable than the benefits that Employee would otherwise be entitled to receive under the plan; and

          (d) any restricted stock previously granted to Employee shall be immediately fully vested, and the Corporation shall enable Employee to immediately exercise in full all stock options, stock appreciation rights, or similar rights or options, notwithstanding the fact that the options might not be exercisable in full at that time under their terms, or under the terms of any plan, agreement or similar arrangement under which they were granted.

          Employee shall not be required to mitigate the amount of any payments of severance benefits provided in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided in this Section 5 be reduced by any compensation earned by Employee as a result of his employment with another employer after termination, or otherwise. If Employee dies after a termination of employment entitling Employee to Severance Pay, Severance Pay will continue, but will be paid to Employee's estate.

     SECTION 6. CHANGE IN CONTROL. For purposes of this Agreement, the following definitions shall apply:

          (a) "Change in Control" shall mean (i) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Corporation's Board of Directors; (ii) the acquisition by any Person (as defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act")) other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty percent (20%) or more of the outstanding Common Stock or the combined voting power of the Corporation's outstanding securities entitled to vote generally in the election of directors; (iii) the approval by the shareholders of the Corporation of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (iv) the approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation or the sale or disposition of all or substantially all of the assets of the Corporation other than to a Permitted Successor.

          (b) "Continuing Directors" mean the individuals constituting the Corporation's Board of Directors as of the date of this Agreement and any subsequent directors whose election or nomination for election by the Corporation's shareholders was approved by a vote of two-thirds (2/3) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Corporation's Board of Directors.

          (c) "Excluded Holder" means the Corporation, a Subsidiary or any employee benefit plan (i.e., any plan or program established by the Corporation or a Subsidiary for the compensation or benefit of employees of the Corporation or any of its Subsidiaries) of the Corporation or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an employee benefit plan.

          (d) "Permitted Successor" means a corporation which, immediately following the consummation of a transaction specified in clauses (iii) and (iv) of the definition of "Change in Control" above, satisfies each of the following criteria: (A) sixty percent (60%) or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Corporation's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction, (B) no Person other than an Excluded Holder beneficially owns, directly or indirectly, twenty percent (20%) or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the corporation, any Subsidiary of the corporation and any employee benefit plan of the corporation or any such Subsidiary or any trust holding common stock or other securities of the corporation pursuant to the terms of any such employee benefit plan), and (C) at least a majority of the Board of Directors is comprised of Continuing Directors.

          (e) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or governmental body.

          (f) "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Corporation or by one or more Subsidiaries of the Corporation.

     SECTION 7. EXCISE TAX - AFTER TAX REIMBURSEMENT. Notwithstanding any other provision of this Agreement, if Employee is required to pay any excise tax under <Section> 4999 of the Internal Revenue Code, or any successor provision, by reason of his receipt of any payments or benefits from the Corporation or any Subsidiary (including, but not limited to, any payments under this Agreement, any payments made to Employee as a director, officer or employee or former director, officer or employee of the Corporation or any subsidiary, and any amounts attributable to the grant, exercise or vesting of stock options granted by the Corporation), then the Corporation will make an additional payment or payments to Employee sufficient to reimburse Employee, after all federal, state and local income or excise taxes, for the amount of excise tax under <Section> 4999, and any interest or penalties incurred with regard to such excise tax. Such payment will be made to Employee using the principles and procedures in Appendix B to this Agreement. Employee shall be entitled to the payments provided by this Subsection 7 notwithstanding any other provision of this Agreement, and whether the events giving rise to Employee's right to payment under this Subsection occur before or after the Expiration Date, or before or after any termination of Employee's employment.

     SECTION 8. LEGAL FEES AND EXPENSES. The Corporation shall reimburse Employee for all reasonable legal fees and expenses incurred by Employee, regardless of Employee's choice of counsel, in seeking to enforce any right or benefit provided by this Agreement, provided that the Employee prevails in his contentions. If Employee prevails in some contentions but not others, or prevails in part or not completely, reimbursement shall be in proportion to the degree of success. Upon the request of Employee, the Corporation shall establish an irrevocable letter of credit drawn on a bank reasonably acceptable to Employee for the contemporaneous payment of fees and expenses as provided in this Section 8. This payment shall be made to Employee or, at Employee's option, directly to his counsel. If, however, Employee is ultimately found entitled to reimbursement in less than the amount paid contemporaneously, Employee shall immediately repay the balance to the Corporation. The Corporation's obligations under this paragraph shall continue regardless of whether such fees and expenses are incurred before or after the Expiration Date, or before or after any termination of Employee's employment.

     SECTION 9.  SUCCESSORS; BINDING AGREEMENT.

          (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. Failure of the Corporation to obtain the agreement before the effectiveness of any succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Corporation in the same amount and on the same terms as Employee would be entitled under this Agreement if Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the date of termination. As used in this Agreement, "The Corporation" shall mean the Corporation and any successor to the Corporation's business and/or assets as described above which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him under this Agreement if he had continued to live, all of those amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no designee, to his estate.

     SECTION 10. RESTRICTIONS ON COMPETITION. Employee will not, while employed under this Agreement or while receiving Severance Pay and before a Change in Control, compete with the Corporation or become employed by or render services or advice to any competitor of the Corporation, defined as any person or entity selling any product or offering any service sold or offered by the Corporation in any market area where the Corporation is providing such goods or services or planning to do so (or any person or entity seeking Employee's services in contemplation of doing so). This restriction, however, shall not prohibit Employee, after any termination of his Employment with the Corporation, from rendering professional legal or accounting services as part of an independent law or accounting practice, nor shall this provision apply after the date that Employee notifies the Corporation in writing that he waives any right to further Severance Pay under Section 5.

     SECTION 11. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employee at his last address on file with the Corporation, or to the Corporation at its principal executive offices to the attention of the Board of Directors of the Corporation, or to any other address that either party furnishes to the other in writing in accordance with this section, except that notice of change of address shall be effective only upon receipt.

     SECTION 12. MISCELLANEOUS. This Agreement supersedes all prior employment agreements between Employee and the Corporation, which shall be of no further effect except that this Agreement does not affect the Corporation's obligation to pay any accrued compensation, bonus or benefit. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Employee and any officer specifically designated by the Board of Directors of the Corporation. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the specific subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is enforceable as written under applicable law, it is the intent of the parties that such provision shall be modified by narrowing it sufficiently to allow its enforcement. All provisions of this Agreement shall be enforced to the full extent permitted by law. This Agreement may be signed in identical counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one document. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, as applicable to contracts made and to be performed in that State.

          The parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.


                              DAKOTA COOPERATIVE
                                TELECOMMUNICATIONS, INC.



                              By  /S/ JAMES H. JIBBEN

                                  Its  PRESIDENT




                               /S/ CRAIG A. ANDERSON
                                     Craig A. Anderson, Employee

                                APPENDIX A
                           TO AGREEMENT BETWEEN
                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.
                                    and
                             CRAIG A. ANDERSON

                         ANNUAL BONUS CALCULATION


    Employee's Annual Bonus under Section 3(b) of the Agreement shall be computed as set forth below.

    1. AMOUNT. The amount of the Annual Bonus shall be fifteen percent (15%) of any increase in the Corporation's Adjusted Earnings (as defined below) each year over the prior year's Adjusted Earnings, beginning with the year 1997 (compared to 1996) and continuing each year thereafter.

    2. PAYMENT. The Annual Bonus shall be paid each year in monthly installments (payable by the 20th day of the following month) computed at fifteen percent (15%) of any increase in each month's Adjusted Earnings compared to Adjusted Earnings for the same month in the prior year. Provided, however, that the final amount of the Annual Bonus shall be computed based on the Corporation's audited financial statements for the year, compared to the audited financial statements for the prior year. If the Annual Bonus computed based on the audited financial statements is greater than the sum of the monthly payments for the year, the Corporation will pay the Employee the difference within seventy (70) days after year-end. If the Annual Bonus computed based on the audited financial statements is less than the sum of the monthly payments for the year, the Employee will repay the difference to the Corporation within seventy (70) days after year-end. The Corporation agrees to continue to cause preparation of monthly unaudited and annual audited statements and to compute Adjusted Earnings on a timely basis, to allow computation and payment of the Annual Bonus. The Annual Bonus may not be reduced by a change in the Company's fiscal year without Employee's written consent.

    3. ADJUSTED EARNINGS. The Corporation's Adjusted Earnings for a year shall be the Corporation's Net Income before provision for income taxes, adjusted as follows:

         (a) add back all non-cash expenses, including, but not limited to, depreciation and/or amortization expense;

         (b) add back any Annual Bonus payable under this Agreement, and any Annual Bonus payable under the agreement between the Corporation and THOMAS W. HERTZ;

         (c) eliminate the effect of any "extraordinary item," as defined by Generally Accepted Accounting Principles.

    4.     TERMINATION OF EMPLOYMENT.

         (a) TERMINATION COVERED BY SECTION 5 OF AGREEMENT. If Employee's employment is terminated under circumstances entitling Employee to Severance Pay under Section 5 of the Agreement, Employee will not receive any further monthly payments under paragraph 2 above after the month of termination, but will be entitled to payments under Subsection 5(a) of the Agreement.

         (b) TERMINATION FOR CAUSE. If Employee's Employment is terminated for Cause under Subsection 4(c) of the Agreement, Employee shall not be entitled to any further payments of Annual Bonus, except any unpaid installment from any year prior to that in which the termination of Employment occurs.

         (c) TERMINATION DUE TO DEATH, DISABILITY, RESIGNATION. If Employee's employment terminates due to Employee's death, disability or resignation (other than for Good Reason), Employee shall not receive further monthly payments under paragraph 2, but shall be entitled to a prorated Annual Bonus for the year in which the Employment terminates. The prorated bonus will be computed at year end as the Annual Bonus the Employee would have received had the Employment terminated after the end of the year, multiplied by a fraction, the numerator of which is the number of months in the year through the month in which the Employment terminates, and the denominator of which is 12.


                             DAKOTA COOPERATIVE
                               TELECOMMUNICATIONS, INC.



                             By _____________________________________

                                  Its _______________________________




                             ________________________________________
                             Craig A. Anderson, Employee

                                APPENDIX B
                           TO AGREEMENT BETWEEN
                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.
                                    and
                             CRAIG A. ANDERSON


              CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION

     (a) If any payment or distribution by the Corporation or its affiliated companies to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix B (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor Code provision, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Appendix B, all determinations required to be made under this Appendix B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by The Corporation as of the date immediately prior to the change in control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group affecting the change in control, Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Appendix B, shall be paid by the Corporation to Employee within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Taxes are payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Corporation and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to subparagraph (c) below and Employee thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee.

     (c) Employee shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

         (1) give the Corporation any information reasonably requested by the Corporation relating to such claim,

         (2) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

         (3) cooperate with the Corporation in good faith in order effectively to contest such claim, and

         (4) permit The Corporation to participate in any proceeding relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Appendix B, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided further, that if the Corporation directs Employee to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by Employee of an amount advanced by the Corporation pursuant to this Appendix B, Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to the Corporation's complying with its contractual obligations to Employee) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Corporation pursuant to Appendix B, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Corporation does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                             DAKOTA COOPERATIVE
                               TELECOMMUNICATIONS, INC.



                             By _____________________________________

                                Its _________________________________



                             ________________________________________
                                  Craig A. Anderson, Employee

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